MICRON ENVIRO SYSTEMS, INC.

(“Micron”)

1205-789 West Pender Street

Vancouver, BC

Canada V6C 1H2

Tel: (604) 646-6903

August 23, 2007

MENV—USA

NDDA—Germany

Micron Enviro Systems Inc. To Drill Alberta Oilsands Prospect

Micron Enviro Systems, Inc.’s (OTCBB: MENV) (Germany--NDDA) ("Micron" or the “Company”) is extremely pleased to announce that the majority partner on Micron’s Muskwa Oilsands Prospect, Patch International Inc. (“Patch”), has stated that this prospect is part of Patch’s proposed 2007/2008 drill program.  This prospect lies approximately 10 kilometers directly to the south of the Sure Royal Dutch Shell’s prospect and in close proximity to multiple producing Alberta Oilsands Projects.

Bernard McDougall, President of Micron stated, “This is tremendous news for Micron.  The two most important aspects of early stage Oilsands companies’ development are the acquisitions of land and the testing of the land to prove up the potential resource in ground.  With this announcement Micron is poised to test an Oilsands Prospect that management did not expect to work on this year with a partner that has already achieved successful results from Oilsands drilling this month.  This is an added bonus drill program at a time of historically high oil prices and great geopolitical chaos in most major oil producing regions outside of North America.  Our shareholders have been pleased with the acquisitions of additional Oilsands property, but drilling the land has been an aspect that has been absent for some months and we expect this issue to be addressed.  Drilling this prospect may enable Micron to have multiple Oilsands drill programs occurring in 2007-08 drill season.  Micron’s shares are now more than 60% below the recent highs despite that since that time the Company has added interest in 22,773 additional Alberta Oilsands acres, has attained positive results from the initial drill program on the Leismer Oilsands Prospect and is now proposing an additional Oilsands drill program.   Management is excited about the future of Micron and is confident that additional Oilsands acreage can be added in 2007.”

Recently Micron acquired an interest in 2,530 acres of Alberta Oilsands land.  This new acquisition is contiguous to an acquisition completed by Micron earlier this year. This block is within and contiguous to the city of Fort McMurray and now forms a block of land that totals 3,795 acres.  Fort McMurray is the primary city where most of the world’s largest Oilsands facilities are located near, including Syncrude, Suncor and Petro-Canada.

Micron is an emerging oil and gas company that now has exposure to multiple leases consisting of interests in 50.5 gross sections (31,945 acres) in the Oilsands of Alberta, Canada, which is one of the largest oil producing regions in the world. Micron holds 100% interest in 4 sections, 50% interest in 16 other sections, 5% interest in 26 sections, and has a 4.17 % net interest in 4.5 additional Oilsands sections.  Micron also has minor production from multiple conventional oil and gas wells throughout North America. Micron's goal is to become a junior oil and gas producer that focuses on the exploration, discovery and delivery of gas and oil to the North American marketplace. Management continues to look for additional projects that would contribute to building Micron's market capitalization, including additional Oilsands projects. This is quite an enviable position for a company of Micron’s modest market capitalization, and therefore Micron offers tremendous leverage to one of the world’s largest oil resources.  Please visit our website for detailed maps of the locations of Micron’s prospects at www.micronenviro.com.

If you have any questions, please call Micron at (604) 646-6903. If you would like to be added to Micron's update email list, please send an email to info@micronenviro.com requesting to be added.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as ``may,'' ``should,'' ``expects,'' ``plans,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``potential'' or ``continue'' or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled ``Risk Factors'' in the Company's periodic filings with the United States Securities and Exchange Commission, which can be viewed at <http://www.SEC.gov>. For all details regarding working interests in all of MENV's oil and gas prospects or any previous news releases go to the SEC website. You should independently investigate and fully understand all risks before making investment decisions.

Contact Information:

Bernard McDougall

Micron Enviro Systems, Inc.

ir@micronenviro.com

TEL: (604) 646-6903

Fax:  (604) 689-1733

www.micronenviro.com